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                                                                   EXHIBIT 10.42


April 8, 1998


Dolf  Berle
14589 Aspen Court
Addison  TX 75244

Dear Dolf,

On behalf of Diedrich Coffee (Company), it is with great pleasure that we offer you the position of Vice President of Franchise Development. In your role, you will guide Diedrich Coffee's growth in franchise area development.

Your cash compensation in this position will consist of $155,000 per annum, earned and paid ratably on a bi-weekly basis, and an annual incentive of up to 25% versus your base salary, based on the Company's performance and your performance versus specific objectives set for your areas of responsibility.

In addition to your cash compensation, as defined above, you will be eligible for stock options under the Company's 1996 Stock Incentive Plan. Your initial grant for 50,000 stock options will vest 50% annually for two years. During the subsequent five years, you will be granted an additional 10,000 stock options annually. Your option price for the initial grant of 50,000 shares is set at $6.25, the common stock price at close of business on March 23, 1998. The subsequent annual grants will be priced at the common stock price on the date of issue.

As part of your employment, the Company will provide for accelerated vesting of your stock options in the event of a change of control.

Your medical and dental plan (HMO) is a company sponsored plan for you, the employee, and will be effective on the first day of the month after your start date. Your vacation allowance will be earned at three weeks annually.

If Diedrich Coffee terminates your employment for any reason other than fraud or other illegal acts, you will be eligible for a severance privilege equivalent to six months of you annual salary. This sum will be paid in six equal installments.

Dolf, I am very excited at the opportunity to work with you. I am confident that you will make a difference at Diedrich Coffee.

Sincerely,

/s/ Timothy Ryan
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Timothy Ryan
President
Chief Executive Officer